Exhibit 10.7

                             THE BANK OF GLEN BURNIE

                        CHANGE-IN-CONTROL SEVERANCE PLAN

     The Board of Directors of The Bank of Glen Burnie and Glen Burnie Bancorp have adopted this Plan in order to provide severance benefits upon a Change in Control for their employees who are not otherwise covered by an existing employment agreement or change-in-control severance agreement.

                                    ARTICLE I
                                   Definitions

     The following words and phrases, when used in the Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise.

     1.1 "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Sections 424(e) and
(f), respectively, of the Code.

     1.2 "Bank" shall mean The Bank of Glen Burnie, and any successor to its interest.

     1.3 "Base Pay" shall be determined on the date of a Change in Control, and shall mean:

          (a) with respect to Employees paid on a salaried basis: the regular rate of salary payable monthly to Executive Officers, and payable weekly to all other Officers or Employees; and

          (b) with respect to each Employee paid on an hourly basis: an amount equal to the product of (i) the Employee's straight time hourly wage rate, exclusive of overtime, and (ii) the number of hours that the Employee is regularly scheduled to work for the Bank per week.

     1.4 "Board" shall mean the Board of Directors of the Bank.

     1.5 "Change in Control" shall mean any one of the following events: (i) the acquisition of ownership, holding or power to vote more than 25% of the Bank's or the Company's voting stock, (ii) the acquisition of the ability to control the election of a majority of the Bank's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of the Bank or the Company (the "Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.


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Notwithstanding the foregoing, in the case of (i), (ii) and (iii) hereof, ownership or control of the Bank by the Company itself shall not constitute a Change in Control. For purposes of this paragraph only, the term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The decision of the Board as to whether or not a Change in Control has occurred shall be conclusive and binding on all parties.

     1.6 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

     1.7 "Company" shall mean Glen Burnie Bancorp, and any successor to its interest.

     1.8 "Continuous Service" shall mean the period of an Employee's employment as an active employee of the Bank, the Company, or an Affiliate. Continuous Service shall not be considered interrupted by (i) sick leave, military leave, or any other leave of absence approved by the Bank or the Company, or (ii) transfers between payroll locations of the Company, the Bank, an Affiliate, or a successor.

     1.9 "Effective Date" shall mean February 12, 1998.

     1.10 "Employee" shall mean any person (including an Officer or Executive Officer) who is employed by the Company, the Bank, or an Affiliate.

     1.11 "Executive Officer" shall mean Officers Michael Livingston and John E. Porter, as well as any other Employee whom the Board may by written resolution specifically identify as an Executive Officer for purposes of this Plan.

     1.12 "Good Reason" shall mean any of the following events, which has not been consented to in advance by the Participant in writing: (i) the requirement that the Participant perform his or her principal functions more than thirty
(30) miles from his or her primary office as of the date of the Change in Control; (ii) a material reduction in the Participant's base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (iii) the failure by the Bank or the Company to continue to provide the Participant with compensation and benefits provided for on the date of the Change in Control, as the same may be increased from time to time, or with benefits substantially similar to those provided under any of the employee benefit plans in which the Participant now or hereafter becomes a participant, or the taking of any action by the Bank or the Company which would directly or indirectly reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed at the time of the Change in Control; (iv) the assignment to the Participant of duties and responsibilities materially different from those normally associated with his or her position; (v) a material diminution or reduction in the Participant's responsibilities or authority (including reporting responsibilities) in connection with his or her employment with the Bank or the Company.


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     1.13 "Just Cause" shall mean, in the good faith determination of the Board, the Participant's willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. No act, or failure to act, on the Participant's part shall be considered "willful" unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that such action or failure to act was in the best interest of the Bank and the Company.

     1.14 "Officer" shall mean any Employee (other than an Executive Officer) who has been designated as an officer prior to a Change in Control.

     1.15 "Participant" shall mean any Employee who qualifies for participation in the Plan pursuant to the requirements of Article II hereof.

     1.16 "Plan" means The Bank of Glen Burnie  Change-in-Control
Severance Plan.

     1.17 "Protected Period" shall mean the period that begins on the date of a Change in Control and ends on the first annual anniversary date of the Change in Control.

     1.18 "Trust" shall mean a grantor trust designed in accordance with Revenue Procedure 92-64 and having a trustee independent of the Bank and the Company.

     1.19 "Years of Service" means an Employee's full 12-month periods of Continuous Service (including full 12-month periods that may have occurred prior to any interruption in Continuous Service).

                                   ARTICLE II
                                  Participation

     Participation in the Plan shall be limited to those Employees who, on the date of a Change in Control, are not parties to an employment agreement or change in control severance agreement with the Bank, the Company, or an Affiliate.

                                   ARTICLE III
                  Conditions for Payment of Severance Benefits;
                          Amount of Severance Benefits

     3.1 Conditions for Payment of Severance Benefits. A Participant shall be entitled to collect the severance benefits set forth in Section 3.2 of the Plan in the event that (i) the Participant voluntarily terminates employment within 90 days of an event that both occurs during the Protected Period and constitutes Good Reason, or (ii) the Bank or the Company or their successor(s) in interest terminate the Participant's employment for any reason other than Just Cause during the Protected Period.


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     3.2 Amount of Severance Benefits. If a Participant becomes entitled to collect severance benefits pursuant to Section 3.1 hereof, the Bank shall provide the Participant with severance benefits determined as follows:

     (1) Executive Officers shall receive (a) a lump sum payment, in cash, equal to six months of Base Pay plus one month of Base Pay for each Year of Service, and (b) employer-paid health care benefits for the same number of months factored into the calculation of severance payments, on the same basis as active Employees of the Company or an Affiliate or its successors; and thereafter COBRA benefits, at the Executive Officer's expense, for an additional period of time determined as though each Executive Officer terminates employment upon expiration of the period covered by said continued period of health benefits.

     (2) Officers shall receive a lump sum payment, in cash, equal to four weeks of Base Pay plus two weeks of Base Pay for each Year of Service, up to a maximum of 52 weeks pay.

     (3) All other Employees shall receive a lump sum payment, in cash, equal to two weeks of Base Pay plus two weeks of Base Pay for each Year of Service, with a minimum of four weeks and a maximum of 52 weeks of Base Pay used to calculate their lump sum payment amount.

     All amounts payable under this Section 3.2 shall be paid within ten days of the later of the date of the Change in Control and the Participant's last day of employment with the Company, the Bank, an Affiliate, or a successor to their interest.


                                   ARTICLE IV
                   Joint and Several Liability of the Company

     The Company shall be jointly and severally liable with the Bank for the payment of all amounts due under this Plan.


                                    ARTICLE V
                               Source of Benefits

     5.1 General Rule. All amounts payable under this Plan shall constitute an unfunded, unsecured promise by the Bank and the Company to make such payments in the future, as and to the extent such benefits become payable. Benefits shall be paid from the general assets of the Bank and the Company, and no person shall by virtue of this Plan have any interest in such assets (other than as an unsecured creditor of the Bank and the Company).


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     5.2 Trust Funding on Change in Control. In the event of a Change in
Control, the Bank shall establish the Trust if one is not then in existence, and shall contribute to the Trust an amount sufficient to provide the Trust with assets having an overall value equivalent to the cash value of the aggregate severance benefits that could become payable pursuant to Section 3.2 under the Plan.


                                   ARTICLE VI
                                   Assignment

     A Participant may not commute, sell, assign, transfer, encumber and pledge or otherwise convey the right to receive any benefits under this Plan.


                                   ARTICLE VII
                           Employment or Other Rights

     Neither the Plan nor any action taken by the Board in connection with the Plan shall create any right, either express or implied, on the part of any Participant to continue in the employment of the Company or any Affiliate thereof.


                                  ARTICLE VIII
                                 Reorganization

     The Bank and the Company agree that they will not merge or consolidate with any other corporation or organization, or permit their business activities to be taken over by any other organization, unless and until the succeeding or continuing corporation or other organization shall expressly assume the rights and obligations of the Bank and the Company herein set forth. The Bank and the Company further agree that they will not cease their business activities or terminate their existence, other than as heretofore set forth in this Article VIII, without having made adequate provision for the fulfillment of their obligation hereunder.


                                   ARTICLE IX
                            Amendment and Termination

     The Board may amend or terminate the Plan at any time prior to a Change in Control. On or after a Change in Control, the Board may amend or terminate the Plan subject to receiving the written consent of each Participant who is or may be adversely affected by such amendment or termination.


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                                    ARTICLE X
                                 Applicable Law

     Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Plan in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                                   ARTICLE XI
                                Headings; Gender

     Headings and subheadings in this Plan are inserted for convenience and reference only and constitute no part of this Plan. This Plan shall be construed, where required, so that the masculine gender includes the feminine.

                                   ARTICLE XII
                           Interpretation of the Plan

     The Board shall have sole and absolute discretion to administer, construe, and interpret the Plan and the decisions of the Board shall be conclusive and binding on all affected parties (unless such decisions are arbitrary and capricious).

                                  ARTICLE XIII
                              Expense Reimbursement

     In the event that any dispute arises on or after a Change in Control between a Participant and the Bank or the Company as to the terms or interpretation of this Plan, whether instituted by formal legal proceedings or otherwise, including any action that the Participant takes to enforce the terms of this Plan or to defend against any action taken by the Bank or the Company, the Participant shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, provided that the Participant shall obtain a final judgement in favor of the Participant in a court of competent jurisdiction or in binding arbitration under the rules of the American Arbitration Association. Such reimbursement shall be paid within ten (10) days of Participant's furnishing to the Bank and the Company written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by the Participant.

                                   ARTICLE XIV
                                  Severability

     The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.


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